Exhibit 99.1

XsunX Shareholder Newsletter

Aliso Viejo, CA – June 20, 2011

Dear Shareholder,

This month the team at XsunX launched its next and most important stage of growth. We began the fabrication process to build our first multi-chamber CIGS evaporator which will provide hands on testing for the many customers interested in licensing our CIGSolar™ system.

Friday on MoneyTV, CEO Tom Djokovich and CTO Robert Wendt talked about the build, new facilities, and preparing to file for patent protection for the design of our thermal evaporation sources - something that we believe differentiates our CIGSolar™ technology. You can view Friday’s interview by clicking here.

Recently we have been receiving questions asking what the build of this tool and new facility means for XsunX. The short answer is that we are creating a hands-on environment to better support our sales and licensing negotiations.

Another question we receive is just how large of a market opportunity has XsunX developed. We are experiencing a lot of interest from existing and new manufacturers allowing us to develop a sales channel that currently represents over $200 million dollars in potential systems sales and new licensing deals for our CIGSolar™ technology.

As you can see, the interest and demand for our technology has been developing very well and to support this current, and any future, demand, the timing of our build-out is ideal.

This will be a busy summer for XsunX and we look forward to providing you with continued updates.

Thanks for your time and have a great week.

The XsunX Team

To learn more about XsunX’s’ breakthrough technology please visit http://www.xsunx.com , and follow us on Twitter at http://twitter.com/#!/XsunXINC and Facebook at http://www.facebook.com/xsunxinc

Safe Harbor Statement: Matters discussed in this shareholder newsletter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this shareholder newsletter, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.